Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

The Dreyfus/Laurel Funds Trust

We consent to the use of our report, dated February 27, 2015, with respect to the financial statements of Dreyfus High Yield Fund, a series of The Dreyfus/Laurel Funds Trust, as of December 31, 2014, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                                /s/ KPMG LLP

New York, New York

April 24, 2015